Exhibit 10.1
RETENTION AND CONSULTING AGREEMENT
     This Retention and Consulting Agreement (this “Agreement”) is made and entered into as of January 22, 2010 (the “Effective Date”), by and between Harbinger Group Inc. (the “Company”) and Leonard DiSalvo (“Employee”).
Recitals
A.	Employee is currently employed by the Company.

B.	Over the next several months, the Company will be making certain changes with respect to its business operations which ultimately will result in the termination of Employee’s employment with the Company.

C.	The Company wishes to continue to employ Employee and to obtain Employee’s assistance in connection with implementing its business changes.
Agreement
     NOW, THEREFORE, in consideration of the premises and of the mutual promises and covenants contained herein, and of other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, Company and Employee agree as follows:
     1. Employment; Consulting Services.
     (a) Employment. Subject to the terms of this Agreement, Employee shall continue to be employed by the Company from the Effective Date through May 31, 2010 (the “Employment Period”) at the same annual salary rate and subject to the same benefit plans as in effect on the Effective Date. In addition, for 2010, Employee shall receive a four percent (4%) increase in the rate of his annual base salary, such increase to become effective as of Employee’s normal salary review date. If Employee’s normal annual salary review date has already occurred for 2010, but his salary has not yet been adjusted, Employee’s annual salary shall be increased retroactively to the date of such annual review. During the Employment Period, Employee shall continue to perform the same duties he performed prior to the Effective Date, together with such other duties reasonably requested by the Company in connection with the transition of the Company’s business. The Company agrees that it will not terminate Employee’s employment prior to May 31, 2010, other than for Cause. For purposes of this Agreement, the term “Cause” shall mean that Employee has (A) engaged in conduct amounting to fraud or dishonesty against the Company; (B) engaged in unethical conduct related to his work under this Agreement; (C) committed a violation of the Company’s compliance policies and procedures; (D) acted in a negligent manner or committed willful misconduct in the performance of his duties hereunder; (E) been under the influence of illegal drugs or alcohol while on the premises of the Company or at any time while providing the employment or Consulting Services (as hereinafter defined); or (F) committed a breach or violation of the terms of this Agreement or otherwise failed to perform the employment or Consulting Services in accordance with the terms of this Agreement.
     Any options previously granted to Employee by the Company under the 1996 Long-Term Incentive Plan or under the Zap.Com 1999 Long-Term Incentive Plan and which are outstanding on the date Employee’s employment terminates shall continue to be exercisable for the periods and subject to the terms set forth in such plans and the applicable option agreements. With respect to the foregoing, Employee’s termination of employment shall, solely with respect to his options, be deemed to be effective August 31, 2010, unless Employee voluntarily resigns or is terminated by the Company for Cause prior to May 31, 2010. A termination of employment by the Company as of the end of the Employment Period shall be a termination without Cause with respect to any outstanding options, and such termination shall, solely with respect to Employee’s options, be deemed to be effective August 31, 2010. In addition, Employee shall be entitled to receive his bonus earned for 2009, but not yet paid, under the Company’s annual bonus plan, in an amount equal to $66,150 (the “2009 Bonus”). The 2009 Bonus shall be paid on or before March 15, 2010; provided, however, that the 2009 Bonus shall be forfeited if Employee voluntarily resigns or is terminated by the Company for Cause prior to the date the 2009 Bonus is actually paid.
     (b) Consulting Services.
     (i) Beginning on June 1, 2010 and for a period of twelve (12) months thereafter (the “Consulting Period”), the Company shall engage Employee to provide certain consulting services in connection with the transition of the Company’s business (the “Consulting Services”). Employee agrees that he shall be available to provide up to 40 hours per week of time towards providing the Consulting Services to the Company during the Consulting Period and shall travel to New York City, New York as reasonably deemed necessary by the Company to assist in the transition of the Company’s business. The Company agrees that it shall not terminate this Agreement prior to the expiration of the Consulting Period, other than for Cause. The Employee may terminate the Consulting Period at anytime upon thirty (30) days prior written notice. If Employee voluntarily resigns or is terminated by the Company for Cause prior to the expiration of the Employment Period, there shall be no obligation to engage Employee during the Consulting Period and he shall not be entitled to any Consulting Fees or COBRA Payments (as hereinafter defined) nor to the extended option period as described in Section 1(a) above.
     (ii) Employee represents and warrants that he will be performing his obligations during the Consulting Period as an independent contractor and not an employee of the Company. During the Consulting Period, Employee shall not be considered by reason of any of the provisions of this Agreement as having an employee status or being entitled to participate in any employee benefits or benefit plans provided to the regular employees of the Company. Employee shall control the manner and means of his work. Employee acknowledges, understands and agrees that, with respect to the Consulting Services, the Company shall not be required (A) to withhold federal or state income taxes from any compensation paid to Employee, hereunder, or to otherwise comply with any state or federal law concerning the collection of income taxes at the source of the payment of wages; (B) under the Federal Unemployment Tax Act and the Federal Insurance Contribution Act to withhold payment for unemployment compensation or for social security on behalf of Employee; or (C) under the laws of any state to obtain worker’s compensation insurance or to make state unemployment compensation contributions on Employee’s behalf. Employee expressly releases the Company from, and covenants not to sue the Company for, any liability arising from the Company not withholding such taxes or payments or not providing such unemployment compensation, social security benefits and worker’s compensation insurance. Employee assumes full responsibility for payment of all federal, state and local taxes for contributions imposed or required under unemployment insurance, social security and income tax laws with respect to his performance of this Agreement during the Consulting Period agrees to timely file all returns and make all payments associated with any such obligations and agrees to indemnify the Company from all claims, costs, expenses or other liabilities arising from Employee’s failure to comply with the terms of this Section 1(b)(ii).

     (iii) Provided Employee obtains advance, written approval for travel related to the Consulting Services or is directed by the Company to travel to New York City, New York, the Company will reimburse Employee for all actual, reasonable and direct travel expenses which he incurs in the performance of his duties hereunder. Employee shall provide the Company with written documentation of such expenses in a form complying with the requirements of the Internal Revenue Service for tax deductibility purposes, and reimbursement for each item of expense shall be made within a reasonable time after receipt by the Company of the written documentation thereof.
     (iv) Employee recognizes and acknowledges that the Company and its affiliates need to protect their legitimate business interests and, therefore, covenants and agrees that Employee shall not, directly or indirectly, use or otherwise exploit for his own benefit or for the benefit of any other person or entity, any Confidential Information (defined below) disclosed to Employee or of which he became aware by reason of Employee’s position as an employee or consultant to the Company. For purposes of this Agreement, “Confidential Information” shall mean any and all data and information, in whatever form or medium, relating to the Company or its investment or portfolio companies, investors, prospective investors, shareholders, members, employees, family members or partners (including but not limited to, financial information, technical, commercial or intellectual property-related information, data relating to legal analyses, policies and procedures, systems, business methods, operations, techniques, business plans, accounts, employees and advisors, and investment strategies and identities of actual and prospective investors). Employee agrees that the terms of this Agreement constitute “Confidential Information” and may not, except as may otherwise be required by law, be disclosed by Employee to any third party other than Employee’s spouse, attorney and/or accountant, without the express written consent of the Company. Employee agrees that, upon termination of this Agreement, he shall immediately destroy or return to the Company all records containing any Confidential Information (including, without limitation, all electronic records containing any Confidential Information).
     (v) Employee may provide the Company with certain information or documents regarding the services performed hereunder in writing or by electronic mail. The Company may use such information as it deems desirable, and Employee hereby grants, assigns and transfers all of Employee’s rights, title or interest in such information and documents (both in printed and electronic form) to the Company and agrees that such documents (both in printed and electronic form) are “work made for hire” as that phrase is used in United States copyright laws.
     (vi) Employee acknowledges that all equipment (including computers, PDAs, mobile telephones and software), originals and copies of materials, records, documents, files and memoranda (including materials maintained electronically), generated by Employee or coming into Employee’s possession or under Employee’s control in the course of his employment or providing the Consulting Services, including but not limited to Confidential Information, are the sole property of the Company (“Company Property”). Upon the termination of this Agreement for any reason, or upon the request of the Company at any time, Employee will promptly deliver all Company Property to the Company. At no time will Employee remove or cause to be removed from the premises of the Company any Company Property, including but not limited to any computer data related to the foregoing, except in furtherance of Employee’s duties to the Company.

     2. Compensation.
     (a) Retention Payments. So long as Employee continues to be actively employed by the Company for the duration of the Employment Period, and expressly contingent thereon, the Company shall provide Employee with the following one-time retention payments (collectively, such retention payments shall be referred to herein as the “Retention Payments”):
     (i) An amount equal to $150,000 (One Hundred Fifty Thousand Dollars);
     (ii) An amount equal to $34,453, which reflects one hundred twenty-five percent (125%) of the 2009 Bonus multiplied by 5/12; and
     (iii) Outplacement services at an outplacement firm selected by the Company for a period of three (3) months beginning at the end of the Employment Period. It is agreed that the Company’s sole obligation in this respect is to pay, directly to the outplacement agency, for such outplacement services, as contracted with the outplacement agency. Any dispute between Employee and the outplacement agency shall be deemed a dispute solely between Employee and the outplacement agency and shall not in any way be construed as a breach of this Agreement by the Company.
The Retention Payments shall be subject to any payroll or other deductions as may be required to be made pursuant to law. Subject to the terms of Section 2(b)(ii), the Retention Payments (excluding the outplacement services, which shall be payable to the outplacement agency pursuant to its agreement with the Company) shall be paid to Employee no later than thirty (30) days following the last day of the Employee’s employment or as soon thereafter as the Release (defined below) becomes effective.
     (b) Consulting Payments. For each full month of the Consulting Period, the Company shall compensate Employee at the rate of one-twelfth (1/12) of Employee’s annual base salary at the salary rate in effect as of the date his employment terminates (the “Consulting Fee”). For any partial months worked (as determined in the Company’s sole discretion), the Company shall pay Employee $1,000 (One Thousand Dollars) for each complete day worked in such partial months; provided, however, that the total Consulting Fee paid in any partial month worked shall not exceed one-twelfth (1/12) of Employee’s annual base salary at the salary rate in effect as of the date his employment terminates. The Consulting Fees shall be paid monthly in arrears during each month of the Consulting Period.
     (i) In addition to the Consulting Fee, during the Consulting Period, the Company shall, if Employee elects health care continuation coverage under COBRA or applicable state law, pay for such coverage (the “COBRA Payments”) through the Consulting Period at the same rate it pays for health insurance coverage for its active employees (with Employee required to pay for any employee paid portion of such coverage). After termination of the Consulting Period, Employee shall be responsible for the payment of all health care continuation premiums. Nothing herein provided, however, shall be construed to extend the period of time over which such continuation coverage otherwise may be provided to Employee and/or his dependents. For the avoidance of doubt, the engagement of Employee as a consultant of the Company during the Consulting Period does not (except as otherwise provided above with respect to Employee’s options, for which employment shall be deemed to continue until August 31, 2010) constitute continuation of employment for any purpose, including, without limitation, bonuses or any other benefit plans of the Company.
     (ii) The Retention Payments and Consulting Fee shall be in consideration of Employee’s continued employment with the Company through the duration of the Employment Period and his execution of an agreement (the “Release”) reasonably acceptable to the Company that (A) waives any rights Employee may otherwise have against the Company (including each of their respective successors and assigns), (B)

releases the Company from actions, suits, claims, proceedings and demands related to the period of employment (including the Employment Period) and/or the termination of employment, and (C) contains certain other reasonable obligations which shall be set forth at the time of the termination. Employee must sign and tender the Release not later than thirty (30) days following his last day of employment, or such earlier date as required by the Company, and if Employee fails to do so, he shall forfeit the right to the Retention Payments and the right to any Consulting Fees.
     (c) Section 409A Compliance. It is intended that any amount payable under this Agreement will be exempt from Section 409A of the Internal Revenue Code of 1986, as amended and regulations and guidance relating thereto (the “Code”), so as not to subject the Employee to the payment of any interest or tax penalty which may be imposed under Section 409A of the Code, provided, however, that the Company shall not be responsible for any such interest and tax penalties. If any provision of this Agreement shall be invalid or unenforceable, in whole or in part, or as applied to any circumstance, under the laws of any jurisdiction that may govern for such purpose, or any provision of this Agreement needs to be interpreted to comply with the requirements of a short-term deferral which is exempt from Section 409A of the Code, then such provision shall be deemed to be modified or restricted, or so interpreted, to the extent and in the manner necessary to render the same valid and enforceable, or to the extent and in the manner necessary to be interpreted in compliance with such requirements of the Code, either generally or as applied to such circumstance, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be.
     3. Non-Disparagement; Non-Solicitation.
     (a) Non-Disparagement. During the Employment Period and Consulting Period and thereafter, Employee agrees not to make, publish or communicate at any time to any person or entity, including, but not limited to, customers, clients and investors of the Company or its subsidiaries, any Disparaging (defined below) remarks, comments or statements concerning the Company, its subsidiaries, or any of their respective present and former stockholders (including Harbinger Capital Partners and its affiliates), members, partners, directors or officers. For purposes of this Agreement, “Disparaging” remarks, comments or statements are those that impugn the character, honesty, integrity, morality, business acumen or abilities of the individual or entity being disparaged.
     (b) Non-Solicitation. During the Employment Period and the Consulting Period and for a period of six (6) months after the end of the Consulting Period (the “Non-Solicit Period”), Employee shall not, either directly or indirectly, solicit for employment or cause to be solicited for employment any officer, employee or consultant of the Company. Furthermore, during the Non-Solicit Period, Employee shall not either directly or indirectly, solicit or cause to be solicited any investor, potential investor or business partner of the Company.
     4. Remedy for Breach. Employee hereby acknowledges that the provisions of Sections 1(b)(iv) and 3 are reasonable and valid in geographical and temporal scope and in all other respects and necessary for the protection of the Company. Employee further acknowledges that the Company will be irreparably harmed if such covenants are not specifically enforced. Accordingly, Employee agrees that, in addition to any other relief to which the Company may be entitled, including claims for damages, the Company shall be entitled to seek injunctive relief (without the requirement of any bond) from a court of competent jurisdiction for the purpose of restraining an actual or threatened breach of such covenants.

     5. Assignment. Employee acknowledges that the services to be rendered by him hereunder are based upon his specialized and personal skills and may not be delegated or assigned by him without the prior written consent of the Company, and that his right to any monies due or to become due as a consequence of the terms hereof is not assignable without the prior written consent of the Company. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company.
     6. Notice. Any notification required or permitted to be given by this Agreement shall be properly given if in writing and sent by certified or registered mail addressed to the parties as follows:
     If to Employee:
Leonard DiSalvo
19 Neuchatel Lane
Fairport, New York 14450
     If to the Company:
Harbinger Group Inc.
100 Meridian Center
Suite 350
Rochester, NY 14618
Attention:     Francis T. McCarron
Voice:            (285) 242-2000
E-mail:           fmccarron@harbingergroupinc.com
     With a copy to:
Harbinger Capital Partners LLC
450 Park Avenue
30th Floor
New York, NY 1022
Attention:      Robin Roger
Voice:             (212) 339-5141
E-mail:             rroger@harbingercapital.com
Either party by notice in writing given to the other as hereinabove provided may change the address to which future notices to such party shall be given.
     7. Arbitration. The parties hereto agree that any dispute, controversy or claim between the parties arising out of, relating to or concerning this Agreement shall be finally settled by arbitration in New York, New York before and in accordance with the Commercial Arbitration Rules and Mediation Procedures of the American Arbitration Association (the “AAA”) before a single arbitrator. The arbitrator’s award shall be final and binding upon all parties and judgment upon the award may be entered in any court of competent jurisdiction in any state of the United States. Each party shall bear its own costs and expenses incurred in connection with any such arbitration proceeding. For purposes of any actions or proceedings ancillary to the arbitration referenced above, the parties agree to submit to the exclusive jurisdiction of the state courts of New York, New York County.

     8. Miscellaneous.
     (a) Headings. Section headings are inserted for convenience only, are not part of this Agreement and are not to be considered in the construction or interpretation of this Agreement.
     (b) Entire Agreement. This Agreement embodies the entire agreement of the parties hereto relating to the subject matter hereof. This Agreement supersedes all prior agreements and understandings, and all rights and obligations thereunder are hereby canceled and terminated. In executing this Agreement, Employee represents that Employee has not relied on any representation or statement not set forth herein, and Employee expressly disavows any such representations or statements.
     (c) Amendment. No amendment or modification of this Agreement shall be valid or binding unless it is in writing and signed by the parties hereto.
     (d) Enforceability. If any provision of this Agreement is determined to be unenforceable, the remainder of this agreement shall not be adversely affected thereby.
     (e) No Waiver. No failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege.
     (f) Waiver of Jury Trial. The parties hereto knowingly and voluntarily waive any right which either or both of them shall have to receive a trial by jury with respect to any claims, controversies or disputes which shall arise out of or relate to this Agreement or the subject matter hereof.
     (g) Survival of Terms. Sections 1(b)(ii), (iv), 3, 4 and 7 of this Agreement shall survive the termination of this Agreement.
     (h) Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and/or to be performed in that State, without regard to any choice of law provisions thereof.
     (i) Counterparts. This Agreement may be signed in counterparts, which together shall constitute one agreement. PDF or electronic signatures to this Agreement shall be of the same force and effect as original signatures.
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     IN WITNESS WHEREOF, the Company and Employee have caused this Agreement to be executed as of the Effective Date.

Harbinger Group Inc.

By:	/s/ Francis T. McCarron

Name:	Francis T. McCarron
Its:	Executive Vice President & Chief Financial Officer

/s/ Leonard DiSalvo

Leonard DiSalvo